Exhibit 21.1

Vonage Holdings Corp.

List of Subsidiaries

Name	Jurisdiction of Incorporation

Vonage Worldwide Inc.	Delaware

Vonage Network Inc.	Delaware

Vonage America Inc.	Delaware

Vonage Marketing Inc.	Delaware

Novega Venture Partners, Inc.	Delaware

Vonage International Inc.	Delaware

Vonage Canada Corp.	Canada

Vonage A/S	Denmark

Vonage B.V.	The Netherlands

Vonage Limited	United Kingdom

Vonage Singapore Pte. Ltd.	Singapore

Vonage Limited	Hong Kong

Vonage Australia Pty. Ltd.	Australia

Vonage India Pvt. Ltd.	India

DSP LLC	Delaware